UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 27, 2007

New Century Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 440-7030

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.01 Changes in Registrant's Certifying Accountant.

KPMG LLP ("KPMG") was previously the principal accountants for New Century Financial Corporation (the "Company"). On April 27, 2007, the Chairman of the Audit Committee of the Board of Directors of the Company received notification from KPMG that KPMG had resigned and received a letter from KPMG in which KPMG stated that the client-auditor relationship between the Company and KPMG had ceased. A copy of this letter is attached to this Form 8-K as Exhibit 16.1.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2005 and 2004, did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

KPMG’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company acquired certain assets and assumed certain liabilities of RBC Mortgage Company during 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, RBC Mortgage Company’s internal control over financial reporting associated with total assets of $1.2 billion and total revenues of $59.6 million included in the Company’s consolidated financial statements as of and for the year ended December 31, 2005. KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of RBC Mortgage Company.

The audit of the Company’s financial statements for the fiscal year ended December 31, 2006 has not been completed.

Disagreements reportable under Item 304(a)(1)(iv) of Regulation S-K - During the period from January 1, 2005 through April 27, 2007, there were no disagreements, as such term is defined in Item 304 of Regulation S-K, with KPMG, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report.

Reportable Events under Item 304(a)(1)(v) of Regulation S-K – During the period from January 1, 2005 through April 27, 2007, there were no reportable events, as such term is defined in Item 304 of Regulation S-K, except as follows:

On February 7, 2007, the Company filed a Form 8−K with the Securities and Exchange Commission (the "SEC") reporting that the Company’s Board of Directors had concluded that the Company’s previously filed interim financial statements for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 (collectively, the "Interim Financial Statements"), should be restated to correct errors the Company discovered in its accounting and financial reporting of loan repurchase losses. In connection with the restatement process, the Audit Committee of the Company’s Board of Directors, on the advice of its independent counsel, initiated its own independent investigation into the issues giving rise to the Company’s need to restate the Interim Financial Statements, and subsequently expanded the investigation, at the request of KPMG, to include issues pertaining to the Company’s valuation of residual interests in securitizations in 2006 and prior periods (the "Internal Investigation"). The Audit Committee retained independent counsel, forensic accountants and other professionals to assist it in connection with the Internal Investigation.

Subsequent to the Company’s discovery of the accounting errors and initiation of the Internal Investigation, KPMG communicated to the Company that as a result of the Internal Investigation KPMG would likely need to reassess its audit plan, and perform additional audit procedures, in order to obtain sufficient evidence concerning any conclusions reached by the investigating team. KPMG also communicated to the Company that (i) the pending regulatory investigations into the matters under investigation in connection with the Internal Investigation or (ii) the pendency of the Internal Investigation itself, could also impact KPMG’s ability to conclude on the financial statement implications of the matters under investigation, including whether or not KPMG would be able to continue to rely on representations from management. As of April 27, 2007, the date of KPMG’s resignation, the Internal Investigation was ongoing and accordingly the Company had not received from KPMG its determination on these matters. The Company has also been advised by KPMG that it expects that the evaluation of the impact of this matter on the Company’s internal control over financial reporting and disclosure controls and procedures for the applicable periods could constitute a material weakness in the Company’s internal control over financial reporting.

The Company is currently in liquidation proceedings under Chapter 11 of the Bankruptcy Code, and accordingly does not expect it will have the need to engage a successor independent accounting firm. However, if it retains a successor independent accounting firm, it will authorize KPMG to respond fully to any inquiries of the successor accounting firm concerning the foregoing matters.

The Company has requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether they agree with the above statements. Such letter will be filed as an amendment to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

16.1 KPMG Letter, dated April 27, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

May 3, 2007	By:	/s/ Brad A. Morrice

Name: Brad A. Morrice
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

16.1	KPMG Letter, dated April 27, 2007